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                                                                Exhibit 10.5 (b)

                                    AGREEMENT

          This Agreement dated as of September 1, 1999 is made between Chicago Bridge & Iron Company, N.V. a Netherlands company (the "Company"), and Timothy
J. Wiggins, an Illinois resident ("Executive").

                                    RECITALS

          A. The Company has established for the benefit of certain key employees of the Company and its majority-owned subsidiaries the Chicago Bridge & Iron Management Defined Contribution Plan (the "Plan") funded under the Chicago Bridge & Iron Management Defined Contribution Plan Trust (the "Trust") made as of June 19, 1997 by and between the Company and Smith Barney Private Trust Company, a New York trust company, as trustee (the "Trustee").

          B. Executive is a participant in the Plan. Pursuant to the Plan, Executive has a contingent unvested interest in certain shares (the "Shares") of common stock of the Company (the "Common Stock") held in the Trust for Executive.

          C. The Company and Executive desire to convert the form of Executive's benefits under the Plan from a contingent interest in the Shares into deferred stock units on the terms and conditions specified in this Agreement and in the Plan as amended pursuant to this Agreement.

                                    AGREEMENT

          The Company and Executive agree as follows:

          1. Executive for himself and his beneficiaries consents to each of the following:

                  (a) an Amendment and Restatement of the Plan (the "Plan Amendment") substantially in the form thereof attached to this Agreement as Exhibit A,

                  (b) an Amendment and Division of the Trust (the "Trust Amendment") substantially in the form thereof attached to this Agreement as Exhibit B, and

                  (c) the application to Executive of Section 6.3 of the Plan as so amended and restated to provide for the conversion on a one-for-one basis of his contingent interest in the Shares into restricted stock units representing a right to receive Common Stock at future dates.

          2. Concurrently with the execution of this Agreement, (a) the Company shall adopt the Plan Amendment and (b) the Company and the Trustee shall adopt the Trust Amendment.

          3. Concurrently with the execution of this Agreement as of the date first above written the Company shall pay the Executive the sum of $150,000.



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          4. To the extent that any tax (a "FICA Medicare Tax") imposed by
Section 3101(b) of the Internal Revenue Code of 1986 is withheld from dividends payable to the Executive under Section 4.4 of the Plan, the Company will pay Executive, simultaneously with the payment of such dividends, an amount (the "FICA Tax Gross-Up Amount") sufficient, after Executive s payment of all federal, state and local income, excise and other taxes on the FICA Tax Gross-Up Amount, to provide Executive with the amount equal to the FICA Medicare Tax.

          5. The Company shall at the written request of the Executive purchase from Executive all or any part of the Shares of Common Stock distributed to the Executive under the Plan on the following terms and conditions:

                  (a) The written request shall be signed by Executive, and dated and delivered to the office of the Treasurer of the Company during regular working hours on a date (the "Put Date") which is not earlier than the first business day occurring more than six months after the date of distribution of such Shares and not later than the 180th day occurring more than six months after the date of distribution of such Shares, stating the number of Shares to be sold to the Company and (if such Shares were distributed in certificated form) accompanied by such Share certificates duly endorsed for transfer.

                  (b) The price for the Shares shall be the average of the high and low trading prices of the Common Stock of the Company on the New York Stock Exchange (or, if the Common Stock of the Company is not then listed on the New York Stock Exchange, the closing prices of the Shares on such other national exchange on which the Common Stock is principally traded or as reported by the National Market system, or similar organization, or if no such quotations are available, the averages of the daily high bid and low asked quotations in the over-the-counter market as reported by the National Quotation Bureau Incorporated or similar organization), for the Put Date. The closing of the purchase and sale shall occur, and the Company shall pay Executive the purchase price in full in cash, within five business days of the Put Date.

                  (c) Notwithstanding subsections (a) and (b), if the General Counsel of the Company determines in good faith and notifies Executive in writing that as of the Put Date the Purchase of the Shares by the Company (i) is forbidden by applicable law because of circumstances reasonably unforseeable by, and beyond the reasonable control of, the Company; (ii) is forbidden by or subject to a substantial restriction under any contract made on or before the date hereof and binding on the Company or any contract made after the date hereof if the Company shall have exerted best efforts in negotiating such contract to limit any such prohibition or restriction; or (iii) subjects the Company to a material tax (other than a tax described in Section 6 below), or to a charge in earnings by reason of a change in applicable revenue law or change in applicable accounting standards from those existing on or before the date hereof then in any such case the Company shall not be required to purchase the Shares under this Section, but the Executive may at his option require the Company to purchase the Shares on a deferred Put Date which shall be the first day on which such purchase is not so forbidden, restricted or taxed, at the purchase price determined under subsection (b) as of that deferred Put Date.



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          6. In the event that a revenue authority asserts that a tax is due but was unpaid by Executive by reason of a taxable event prior to the date Executive is entitled to a distribution of his Stock Account, including any amount deferred under Section 6.4(ii) of the Plan (a "Tax Claim"), the Company will indemnify Executive and hold him harmless as follows:

                  (a) The Company will pay Executive an amount equal to the sum of the interest and penalties (if any) forming part of the Tax Claim.

                  (b) If (i) the amount of the Tax Claim, when paid, minus the indemnity payment under subsection (a), exceeds (ii) the value of the Executive's Stock Account when distributed (or when the Tax Claim is paid if prior to distribution of the Stock Account), the Company will pay Executive an amount equal to such difference.

                  (c) Simultaneously with any payment required under subsection
          (a) or (b) the Company will pay Executive an amount (the "Tax Gross-Up Amount") sufficient, after Executive's payment of all federal, state and local income, excise and other taxes on the Tax Gross-Up Amount, to provide Executive after such taxes with the amounts of any federal, state and local income, excise and other taxes (if any) payable with respect to the amounts payable under subsections (a) and (b).

                  (d) Any payment required under subsection (a), (b) or (c) shall be made promptly upon Executive's payment of the Tax Claim or as soon as practicable thereafter.

                  (e) Executive shall notify the Company promptly of receipt of any communication from a revenue authority respecting an actual or potential Tax Claim. The Company shall have the right at its own expense to control the negotiation, settlement, appeal or litigation of the Tax Claim. Executive shall cooperate fully with the Company in any such negotiation, settlement, appeal or litigation.

          7. Executive may request in writing that the Company prepare and file as soon as reasonably practicable a registration statement on Form S-2 or S-3 or any similar short-form registration available to the Company under the Securities Act of 1933 ("Securities Act") to register the offer and sale of all or any portion of the Shares distributed under the Plan (the "Securities") on the following terms and conditions:

                  (a) The aggregate public offering price of the Securities to be sold in such offering by Executive (after aggregation with the Securities to be sold in the same offering by any other executive having similar contractual registration rights) may not be less than $5 million. The Company shall not be required to undertake more than one registration pursuant to this Section.



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                  (b) Subject to the next sentence of this paragraph, the
          Company shall be entitled to postpone, for a reasonable period of time, the filing or effectiveness of, or suspend the rights of Executive to make sales pursuant to a registration statement otherwise required to be prepared, filed and made and caused to become effective by it pursuant to this Section. The duration of such postponement or suspension may not exceed the earlier to occur of (i) 15 days after the cessation of the circumstances described in the next sentence of this subsection on which such postponement or suspension is based or
          (ii) 90 days after the date of the determination of the Board of Directors referred to in the next sentence. Such postponement or suspension may be effected only if the Board of Directors of the Company determines that the filing or effectiveness of, or sales pursuant to, such registration statement would (i) materially impede, delay or interfere with any material financing, offer or sale of securities, acquisition, corporate reorganization or other significant transaction involving the Company or any of its subsidiaries (a "Significant Transaction") or (ii) require the Company to make public disclosures or file publicly-available documents with the U.S. Securities and Exchange Commission ("SEC") sooner than otherwise required by applicable securities laws, which disclosure or filings, as applicable, would materially impede, delay or interfere with any Significant Transaction or otherwise have a material adverse effect on the Company and its subsidiaries taken as a whole.

                  (c) In connection with any such registration, (i) the Company will use its reasonable best efforts to cause such registration statement to be declared effective on the date requested by Executive and (ii) the Company and Executive shall enter into an underwriting agreement containing customary terms, representations and covenants (including customary indemnification provisions and customary contribution provisions based on the relative fault of the parties) with one or more managing underwriters selected by Executive (subject to the approval of the Company, which approval shall not unreasonably be withheld). The Company shall pay all of the legal, accounting, printing, filing and other fees and expenses of such registration, except that Executive shall pay all underwriters' discounts and commissions relating to the sale of his shares of common stock of the Company and the fees and disbursements of Executive's legal counsel, if any. No securities of the Company other than Shares distributed under the Plan shall be included in such Demand Registration.

          8. Executive shall from time to time execute and deliver such further documents and consents and do all other acts and things as the Company may reasonably request to implement the Plan Amendment and Trust Amendment in accordance with their respective terms.

          9. Any dispute or controversy arising under or in connection with this Agreement shall be settled exclusively by arbitration held in accordance with the rules of the American Arbitration Association pertaining to the resolution of employment disputes. Any such arbitration shall be held in Chicago, Illinois unless the parties otherwise agree in writing. Judgment may be entered on the arbitrator's award in any court having jurisdiction.

          10. The Company shall pay on a current basis all legal expenses (including attorneys' fees) incurred by Executive in enforcing his rights under the Plan or the Trust or in connection with any advice on arbitration pursuant to Section 9 respecting this Agreement (including judicial enforcement or defense of any arbitrator's award). Executive shall repay such amounts, plus interest compounded semiannually at the short-term annual Applicable Federal Rate (as determined under Section 1274(b) of the Code as in effect on the date Executive first incurs such expenses) if the arbitrator (or a court) determines that Executive's position was frivolous or not taken in good faith.



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          11. The Company shall have the right to withhold any amounts otherwise payable under this Agreement to the extent required to satisfy its withholding obligations under applicable federal, state and local tax laws.

          12. This Agreement may be amended or modified only by a written instrument executed by the Company and Executive. A waiver of any portion of this Agreement shall not be deemed a waiver of any other portion of this Agreement.

          13. This Agreement contains the entire understanding of the Company and the Executive with respect to its subject matter and supersedes all prior and contemporaneous agreements and understandings, inducements or conditions, express or implied, oral or written, except as herein contained.

          14. This Agreement shall be subject to and construed in accordance with the laws of the State of Illinois, without regard to its rules or provisions of law regarding conflict of laws.


          IN WITNESS WHEREOF, the Company and Executive have executed this Agreement as of the date first above written.

                                       CHICAGO BRIDGE & IRON COMPANY N.V.


                                       By:  CHICAGO BRIDGE & IRON COMPANY B.V.
                                            ----------------------------------
                                            Chicago Bridge & Iron Company B.V.,
                                            its sole Managing Director



                                       By:  /s/ Robert B. Jordan
                                            --------------------
                                            Its authorized officer


                                       EXECUTIVE

                                       /s/ Timothy J. Wiggins
                                       ----------------------
                                       Timothy J. Wiggins




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